MangoSoft Sets Record Date for Rights Offering

NASHUA, N.H.--(BUSINESS WIRE)-- MangoSoft, Inc. (OTCBB: MGOF) today announced that its Board of Directors has set December 21, 2007 at the close of business as the record date for its previously announced rights offering. The Company intends to distribute at no charge to each shareholder a 0.7032 non-transferable right for each share of common stock owned by such shareholder on the record date. Each right issued to shareholders will entitle the holder to purchase one share of the Company's common stock at a purchase price of $0.50 per share.

A copy of the Company's prospectus relating to the rights offering and additional materials are expected to be mailed on or about December 28, 2007 to shareholders of the Company as of the record date. The rights offering is expected to conclude on January 29, 2008, subject to extension by the Company in its sole discretion. Shareholders who hold their shares through a broker or other nominee will receive the rights materials from their broker or other nominee.

The distribution of the rights and the rights offering are subject to the Company’s registration statement which has been filed with the Securities and Exchange Commission and has become effective under the Securities Act of 1933. This press release shall not constitute an offer to sell or a solicitation of any offer to buy any securities contemplated in the rights offering, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Contacts

MangoSoft, Inc.
Dale Vincent, 603- 324-0400
Chief Executive Officer
http://www.mangosoft.com/